N E W S R E L E A S E

CONTACT: Paul Seavey	FOR IMMEDIATE RELEASE
(800) 247-5279	April 19, 2021

ELS REPORTS FIRST QUARTER RESULTS
Continued Strong Performance; Guidance Update

CHICAGO, IL – April 19, 2021 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (referred to herein as “we,” “us,” and “our”) today announced results for the quarter ended March 31, 2021. All per share results are reported on a fully diluted basis unless otherwise noted.
Financial Results for the Quarter Ended March 31, 2021
For the quarter ended March 31, 2021, total revenues increased $15.5 million, or 5.5 percent, to $296.0 million compared to $280.5 million for the same period in 2020. For the quarter ended March 31, 2021, net income available for Common Stockholders decreased $1.7 million, or $0.01 per Common Share, to $65.2 million, or $0.36 per Common Share, compared to $66.9 million, or $0.37 per Common Share, for the same period in 2020.
Non-GAAP Financial Measures and Portfolio Performance
For the quarter ended March 31, 2021, Funds from Operations (“FFO”) available for Common Stock and OP Unit holders increased $8.3 million, or $0.05 per Common Share, to $120.6 million, or $0.63 per Common Share, compared to $112.3 million, or $0.58 per Common Share, for the same period in 2020.
For the quarter ended March 31, 2021, Normalized Funds from Operations (“Normalized FFO”) available for Common Stock and OP Unit holders increased $9.3 million, or $0.05 per Common Share, to $122.6 million, or $0.64 per Common Share, compared to $113.3 million, or $0.59 per Common Share, for the same period in 2020.
For the quarter ended March 31, 2021, property operating revenues, excluding deferrals, increased $15.5 million to $285.2 million, compared to $269.7 million for the same period in 2020. For the quarter ended March 31, 2021, income from property operations, excluding deferrals and property management, increased $6.4 million to $170.3 million, compared to $163.9 million for the same period in 2020.
For the quarter ended March 31, 2021, Core property operating revenues, excluding deferrals, increased approximately 2.8 percent and Core income from property operations, excluding deferrals and property management, increased approximately 1.9 percent compared to the same period in 2020.
Business Updates
Page 1 of this Earnings Release and Supplemental Financial Information provides an update on operations and guidance.
Investment Activity
In February 2021, we completed the acquisition of a portfolio of 11 marinas, containing 3,986 slips and 181 RV sites located in Florida, North Carolina, South Carolina, Kentucky and Ohio. The purchase price of these properties was $262.0 million, which was funded with proceeds from the Loan discussed below.

i

Balance Sheet Activity
In February 2021, we entered into a $300.0 million unsecured term loan agreement ("Loan"). In March 2021, we entered into a three year LIBOR Swap Agreement ("Swap"), with a notional amount of $300.0 million, allowing us to trade LIBOR indexed variable rate debt for fixed rate debt. In April 2021, we closed on an amended revolving line of credit with borrowing capacity of $500.0 million and a $300.0 million term loan ("Term Loan"). We used the net proceeds from the Term Loan to repay the Loan. The Swap will fix the variable interest rate associated with the Term Loan at 1.8% per annum.
In March 2021, we entered into a secured financing transaction generating gross proceeds of $270.0 million. The loan is secured by two RV communities and one MH community, has a fixed interest rate of 2.4% per annum and matures in 10 years. The net proceeds from the transaction were used to repay two loans scheduled to mature in 2022, as well as to repay a portion of the outstanding balance on our existing line of credit. The two loans had an outstanding principal balance of $67.0 million and a weighted average interest rate of 5.10% per annum. As part of the transaction, we incurred $1.9 million of prepayment penalties.
About Equity LifeStyle Properties
We are a self-administered, self-managed real estate investment trust (“REIT”) with headquarters in Chicago. As of April 19, 2021, we own or have an interest in 434 quality properties in 33 states and British Columbia consisting of 165,507 sites.
For additional information, please contact our Investor Relations Department at (800) 247-5279 or at investor_relations@equitylifestyle.com.
Conference Call
A live webcast of our conference call discussing these results will take place tomorrow, Tuesday, April 20, 2021, at 10:00 a.m. Central Time. Please visit the Investor Relations section at www.equitylifestyleproperties.com for the link. A replay of the webcast will be available for two weeks at this site.
Forward-Looking Statements
In addition to historical information, this press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate," "expect," "believe," "project," "intend," "may be" and "will be" and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include without limitation, information regarding our expectations, goals or intentions regarding the future, and the expected effect of our acquisitions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•our ability to control costs and real estate market conditions, our ability to retain customers, the actual use of sites by customers and our success in acquiring new customers at our properties (including those that we may acquire);
•our ability to maintain historical or increase future rental rates and occupancy with respect to properties currently owned or that we may acquire;
•our ability to attract and retain customers entering, renewing and upgrading membership subscriptions;
•our assumptions about rental and home sales markets;
•our assumptions and guidance concerning 2021 growth rates and Net Income and Normalized FFO per share data;
•our ability to manage counterparty risk;
•our ability to renew our insurance policies at existing rates and on consistent terms;
•in the age-qualified properties, home sales results could be impacted by the ability of potential home buyers to sell their existing residences as well as by financial, credit and capital markets volatility;
•results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

ii

•impact of government intervention to stabilize site-built single-family housing and not manufactured housing;
•effective integration of recent acquisitions and our estimates regarding the future performance of recent acquisitions;
•the completion of future transactions in their entirety, if any, and timing and effective integration with respect thereto;
•unanticipated costs or unforeseen liabilities associated with recent acquisitions;
•our ability to obtain financing or refinance existing debt on favorable terms or at all;
•the effect of interest rates;
•the effect from any breach of our, or any of our vendors', data management systems;
•the dilutive effects of issuing additional securities;
•the outcome of pending or future lawsuits or actions brought against us, including those disclosed in our filings with the Securities and Exchange Commission; and
•other risks indicated from time to time in our filings with the Securities and Exchange Commission.

Our guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2021 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort and marina sites; (iii) scheduled or implemented rate increases on community, resort and marina sites; (iv) scheduled or implemented rate increases in annual payments under membership subscriptions; (v) occupancy changes; (vi) our ability to attract and retain membership customers; (vii) our ability to integrate and operate recent acquisitions in accordance with our estimates; (viii) completion of pending transactions in their entirety and on assumed schedule; (ix) ongoing legal matters and related fees; and (x) costs to restore property operations and potential revenue losses following storms or other unplanned events. In addition, these forward-looking statements, including our 2021 guidance are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers, and employees in particular, its impact on the employment rate and the economy, the extent and impact of governmental responses, and the impact of operational changes we have implemented and may implement in response to the pandemic.

For further information on these and other factors that could impact us and the statements contained herein, refer to our filings with the Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q.

    These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

iii

Supplemental Financial Information

Operations and Guidance Update

We have continued our strong performance into 2021, as marked by these key operational and financial accomplishments:
•Normalized FFO per common share on a fully diluted basis was $0.64 for the quarter ended March 31, 2021, 8.1% higher than the quarter ended March 31, 2020.
•Core Portfolio generated growth of 1.9% in income from property operations, excluding deferrals and property management, for the first quarter of 2021 compared to the first quarter of 2020.
•MH occupancy within our Core Portfolio increased by 365 sites to 68,954 Sites as of March 31, 2021, with a weighted average occupancy of 95.3% for the quarter ended March 31, 2021 compared to 95.1% for the quarter ended March 31, 2020.
•Membership sales and expenses, consisting of membership upgrade sales and expenses, as well as commissions on camping and Trails Collection passes, contributed $3.8 million for the quarter ended March 31, 2021, an increase of $3.0 million, or 344%, compared to the first quarter of 2020.
•All properties continue to be open subject to seasons of operation. Amenities are available to our residents and customers subject to COVID-19 related state and local guidelines.
•As of April 15, 2021, the total collection rates from our MH and RV Annuals for the quarter ended March 31, 2021 were 98% and 99%, respectively. We continue to follow various state and local guidelines related to rent collections and eviction proceedings.
•We acquired one RV community and eleven marinas for $304.2 million.

2nd Quarter and 2021 Full Year Guidance (1)

	2nd Quarter	Full Year
Core MH rate growth	4.1%	4.2%
Core RV Annual rate growth	4.3%	4.4%
Core Income from property operations, excluding deferrals and property management growth rate (2)	6.9% to 7.5%	4.8% to 5.8%
Net Income/share (3)	$0.23 to $0.29	$1.31 to $1.41
Normalized FFO/share (3)	$0.51 to $0.57	$2.33 to $2.43
_______________________
(1)    Core MH and RV Annual rate growth estimates for 2021 represent management's estimate of the most likely outcome. Second quarter and full year 2021 guidance ranges represent a range of possible outcomes and the midpoint reflects management's estimate of the most likely outcome. Actual growth rates and per share amounts could vary materially from growth rates and per share amounts presented above if any of our assumptions, including occupancy and rate changes, our ability to integrate and operate recent acquisitions and costs to restore property operations and potential revenue losses following storms or other unplanned events, is incorrect. See Forward-Looking Statements in this release for additional factors impacting our 2021 guidance assumptions.
(2)    Second quarter 2021 includes a projected increase of approximately $8.8 million in Core RV transient base rental income compared to the second quarter of 2020.
(3)    Guidance includes all announced acquisitions and capital events, including the April 2021 closing of an amended revolving line of credit and Term Loan and repayment of the Loan mentioned earlier in this release. We make no other assumptions for future capital events or use of free cash flow.

1Q 2021 Supplemental Financial Information	1	Equity LifeStyle Properties, Inc.

Investor Information

Equity Research Coverage (1)
Bank of America Securities	Berenberg Bank	BMO Capital Markets
Jeffrey Spector/ Joshua Dennerlein	Keegan Carl	John Kim

Citi Research	Evercore ISI	Green Street Advisors
Michael Bilerman/ Nick Joseph	Steve Sakwa/ Samir Khanal	John Pawlowski

RBC Capital Markets	Robert W. Baird & Company	Wells Fargo Securities
Brad Heffern	Wes Golladay	Todd Stender

______________________
1.Any opinions, estimates or forecasts regarding our performance made by these analysts or agencies do not represent our opinions, forecasts or predictions. We do not, by reference to these firms, imply our endorsement of or concurrence with such information, conclusions or recommendations.

1Q 2021 Supplemental Financial Information	2	Equity LifeStyle Properties, Inc.

Financial Highlights

(In millions, except Common Shares and OP Units outstanding and per share data, unaudited)

	As of and for the Three Months Ended
	Mar 31, 2021	Dec 31, 2020	Sept 30, 2020	Jun 30, 2020	Mar 31, 2020
Operating Information
Total revenues	$296.0	$271.9	$285.0	$254.1	$280.5
Net income	$69.0	$68.4	$53.5	$48.9	$70.7
Net income available for Common Stockholders	$65.2	$64.6	$50.6	$46.2	$66.9
Adjusted EBITDAre (1)	$147.9	$133.1	$129.7	$116.2	$138.2
FFO available for Common Stock and OP Unit holders (1)(2)	$120.6	$108.9	$95.8	$89.5	$112.3
Normalized FFO available for Common Stock and OP Unit holders (1)(2)	$122.6	$108.9	$105.5	$90.9	$113.3
Funds Available for Distribution ("FAD") for Common Stock and OP Unit holders (1)(2)	$111.0	$91.1	$90.0	$75.6	$101.8

Common Shares and OP Units Outstanding (In thousands) and Per Share Data
Common Shares and OP Units, end of the period	192,779	192,710	192,704	192,636	192,627
Weighted average Common Shares and OP Units outstanding - Fully Diluted	192,685	192,578	192,537	192,542	192,564
Net income per Common Share - Fully Diluted (3)	$0.36	$0.35	$0.28	$0.25	$0.37
FFO per Common Share and OP Unit - Fully Diluted	$0.63	$0.57	$0.50	$0.47	$0.58
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.64	$0.57	$0.55	$0.47	$0.59
Dividends per Common Share	$0.3625	$0.3425	$0.3425	$0.3425	$0.3425

Balance Sheet
Total assets	$4,786	$4,419	$4,260	$4,268	$4,212
Total liabilities	$3,481	$3,114	$2,961	$2,961	$2,892

Market Capitalization
Total debt (4)	$3,012	$2,695	$2,529	$2,522	$2,486
Total market capitalization (5)	$15,280	$14,905	$14,342	$14,558	$13,558

Ratios
Total debt / total market capitalization	19.7%	18.1%	17.6%	17.3%	18.3%
Total debt / Adjusted EBITDAre (6)	5.7	5.2	5.0	5.0	4.9
Interest coverage (7)	5.2	5.1	4.9	4.9	4.9
Fixed charges(8)	5.1	5.0	4.9	4.9	4.9

______________________
1.See Non-GAAP Financial Measures Definitions and Reconciliations at the end of the supplemental financial information for definitions of Adjusted EBITDAre, FFO, Normalized FFO and FAD and a reconciliation of Consolidated net income to Adjusted EBITDAre.
2.See page 8 for a reconciliation of Net income available for Common Stockholders to Non-GAAP financial measures FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD for Common Stock and OP Unit holders.
3.Net income per Common Share - Fully Diluted is calculated before Income allocated to non-controlling interest - Common OP Units.
4.Excludes deferred financing costs of approximately $28.7 million as of March 31, 2021.
5.See page 15 for the calculation of market capitalization as of March 31, 2021.
6.Calculated using trailing twelve months Adjusted EBITDAre.
7.Calculated by dividing trailing twelve months Adjusted EBITDAre by the interest expense incurred during the same period.
8.See Non-GAAP Financial Measures Definitions and Reconciliations at the end of the supplemental financial information for a definition of fixed charges. This ratio is calculated by dividing trailing twelve months Adjusted EBITDAre by the sum of fixed charges and preferred stock dividends, if any, during the same period.

1Q 2021 Supplemental Financial Information	3	Equity LifeStyle Properties, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Investment in real estate:
Land	$1,881,004	$1,676,636
Land improvements	3,609,828	3,543,479
Buildings and other depreciable property	1,014,906	940,311
	6,505,738	6,160,426
Accumulated depreciation	(1,968,711)	(1,924,585)
Net investment in real estate	4,537,027	4,235,841
Cash and restricted cash	91,528	24,060
Notes receivable, net	37,195	35,844
Investment in unconsolidated joint ventures	19,861	19,726
Deferred commission expense	43,880	42,472
Other assets, net	56,224	61,026
Total Assets	$4,785,715	$4,418,969

Liabilities and Equity
Liabilities:
Mortgage notes payable, net	$2,634,643	$2,444,930
Term loan, net	299,120	—
Unsecured line of credit	50,000	222,000
Accounts payable and other liabilities	142,614	129,666
Deferred membership revenue	160,792	150,692
Accrued interest payable	8,803	8,336
Rents and other customer payments received in advance and security deposits	115,515	92,587
Distributions payable	69,882	66,003
Total Liabilities	3,481,369	3,114,214
Equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized as of March 31, 2021 and December 31, 2020; none issued and outstanding.	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized as of March 31, 2021 and December 31, 2020, respectively; 182,308,380 and 182,230,631 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively.	1,813	1,813
Paid-in capital	1,411,813	1,411,397
Distributions in excess of accumulated earnings	(180,370)	(179,523)
Accumulated other comprehensive income (loss)	129	—
Total Stockholders’ Equity	1,233,385	1,233,687
Non-controlling interests – Common OP Units	70,961	71,068
Total Equity	1,304,346	1,304,755
Total Liabilities and Equity	$4,785,715	$4,418,969

1Q 2021 Supplemental Financial Information	4	Equity LifeStyle Properties, Inc.

Consolidated Income Statements

(In thousands, unaudited)

	Quarters Ended March 31,
	2021	2020
Revenues:
Rental income	$249,022	$239,346
Annual membership subscriptions	13,654	13,073
Membership upgrade sales current period, gross	10,014	4,843
Membership upgrade sales upfront payments, deferred, net	(7,427)	(2,542)
Other income	10,521	11,059
Gross revenues from home sales	15,220	11,309
Brokered resale and ancillary services revenues, net	2,337	938
Interest income	1,767	1,807
Income from other investments, net	936	643
Total revenues	296,044	280,476

Expenses:
Property operating and maintenance	88,873	83,634
Real estate taxes	17,850	16,841
Sales and marketing, gross	6,176	3,978
Membership sales commissions, deferred, net	(1,499)	(216)
Property management	15,380	15,004
Depreciation and amortization	45,398	39,024
Cost of home sales	14,868	11,911
Home selling expenses	1,306	1,213
General and administrative	10,512	10,855
Other expenses	698	588
Early debt retirement	2,029	1,054
Interest and related amortization	26,275	26,073
Total expenses	227,866	209,959
Loss on sale of real estate, net	(59)	—
Income before equity in income of unconsolidated joint ventures	68,119	70,517
Equity in income of unconsolidated joint ventures	868	207
Consolidated net income	68,987	70,724

Income allocated to non-controlling interests – Common OP Units	(3,747)	(3,849)
Net income available for Common Stockholders	$65,240	$66,875

1Q 2021 Supplemental Financial Information	5	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures

This document contains certain non-GAAP measures used by management that we believe are helpful to understand our business. We believe investors should review these non-GAAP measures along with GAAP net income and cash flows from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flows from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor are they indicative of funds available to fund our cash needs, including our ability to make cash distributions. For definitions and reconciliations of non-GAAP measures to our financial statements as prepared under GAAP, refer to both Reconciliation of Net Income to Non-GAAP Financial Measures on page 8 and Non-GAAP Financial Measures Definitions and Reconciliations on pages 17 - 19.

1Q 2021 Supplemental Financial Information	6	Equity LifeStyle Properties, Inc.

Selected Non-GAAP Financial Measures

(In millions, except per share data, unaudited)

Quarter Ended
March 31, 2021
Income from property operations, excluding deferrals and property management - 2021 Core (1)	$167.0
Income from property operations, excluding deferrals and property management - Non-Core (1)	3.3
Property management and general and administrative	(25.9)
Other income and expenses	4.4
Interest and related amortization	(26.3)
Loss on sale of real estate, net	0.1
Normalized FFO available for Common Stock and OP Unit holders (2)	$122.6
Early debt retirement	(2.0)
FFO available for Common Stock and OP Unit holders (2)	$120.6

FFO per Common Share and OP Unit - Fully Diluted	$0.63
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.64

Normalized FFO available for Common Stock and OP Unit holders (2)	$122.6
Non-revenue producing improvements to real estate	(11.6)
FAD for Common Stock and OP Unit holders (2)	$111.0

Weighted average Common Shares and OP Units - Fully Diluted	192.7

______________________
1.See page 10 for details of the Core Income from Property Operations, excluding deferrals and property management. See page 11 for details of the Non-Core Income from Property Operations, excluding deferrals and property management.
2.See page 8 for a reconciliation of Net income available for Common Stockholders to FFO available for Common Stock and OP Unit holders, Normalized FFO available for Common Stock and OP Unit holders and FAD for Common Stock and OP Unit holders.

1Q 2021 Supplemental Financial Information	7	Equity LifeStyle Properties, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(In thousands, except per share data, unaudited)

	Quarters Ended March 31,
	2021	2020
Net income available for Common Stockholders	$65,240	$66,875
Income allocated to non-controlling interests – Common OP Units	3,747	3,849
Membership upgrade sales upfront payments, deferred, net	7,427	2,542
Membership sales commissions, deferred, net	(1,499)	(216)
Depreciation and amortization	45,398	39,024
Depreciation on unconsolidated joint ventures	183	177
Loss on sale of real estate, net	59	—
FFO available for Common Stock and OP Unit holders	120,555	112,251
Early debt retirement	2,029	1,054
Normalized FFO available for Common Stock and OP Unit holders	122,584	113,305
Non-revenue producing improvements to real estate	(11,584)	(11,467)
FAD for Common Stock and OP Unit holders	$111,000	$101,838

Net income available per Common Share - Basic	$0.36	$0.37
Net income available per Common Share - Fully Diluted (1)	$0.36	$0.37

FFO per Common Share and OP Unit - Basic	$0.63	$0.58
FFO per Common Share and OP Unit - Fully Diluted	$0.63	$0.58

Normalized FFO per Common Share and OP Unit - Basic	$0.64	$0.59
Normalized FFO per Common Share and OP Unit - Fully Diluted	$0.64	$0.59

Weighted average Common Shares outstanding - Basic	181,945	181,729
Weighted average Common Shares and OP Units outstanding - Basic	192,418	192,220
Weighted average Common Shares and OP Units outstanding - Fully Diluted	192,685	192,564

______________________
1.Net income per fully diluted Common Share is calculated before Income allocated to non-controlling interest - Common OP Units.

1Q 2021 Supplemental Financial Information	8	Equity LifeStyle Properties, Inc.

Consolidated Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended March 31,
	2021	2020
MH base rental income (2) (3)	$149.0	$141.4
Rental home income (3)	4.3	4.0
RV and marina base rental income (3) (4)	83.6	81.1
Annual membership subscriptions	13.6	13.1
Membership upgrade sales current period, gross	10.0	4.8
Utility and other income (3)	24.7	25.3
Property operating revenues	285.2	269.7

Property operating, maintenance and real estate taxes (3)	107.5	100.5
Rental home operating and maintenance	1.2	1.3
Sales and marketing, gross	6.2	4.0
Property operating expenses	114.9	105.8
Income from property operations, excluding deferrals and property management (1)	$170.3	$163.9

Manufactured home site figures and occupancy averages:
Total sites	72,994	72,251
Occupied sites	69,303	68,495
Occupancy %	94.9%	94.8%
Monthly base rent per site	$717	$688

RV and marina base rental income:
Annual (5)	$54.5	$47.3
Seasonal	15.4	22.6
Transient	13.7	11.2
Total RV and marina base rental income	$83.6	$81.1

______________________
1.Excludes property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net.
2.See the manufactured home site figures and occupancy averages included below within this table.
3.MH base rental income, Rental home income, RV and marina base rental income and Utility income, net of bad debt expense, are presented in Rental income in the Consolidated Income Statements on page 5. Bad debt expense is presented in Property operating, maintenance and real estate taxes in this table.
4.See RV and marina base rental income detail included below within this table.
5.Annual marina base rental income represents approximately 16% and 9% of total Annual RV and marina base rental income and was $8.7 million and $4.4 million for the quarters ended March 31, 2021 and 2020, respectively.

1Q 2021 Supplemental Financial Information	9	Equity LifeStyle Properties, Inc.

Core Income from Property Operations (1)

(In millions, except home site and occupancy figures, unaudited)

	Quarters Ended March 31,
	2021	2020	Change (2)
MH base rental income (3)	$148.1	$141.4	4.7%
Rental home income	4.3	4.0	7.7%
RV and marina base rental income (4)	77.0	81.1	(5.1)%
Annual membership subscriptions	13.6	13.1	4.4%
Membership upgrade sales current period, gross	10.0	4.8	106.8%
Utility and other income	24.1	25.3	(4.7)%
Property operating revenues	277.1	269.7	2.8%

Property operating, maintenance and real estate taxes (5)	102.7	100.4	2.3%
Rental home operating and maintenance	1.2	1.3	(8.7)%
Sales and marketing, gross	6.2	4.0	55.2%
Property operating expenses	110.1	105.7	4.2%
Income from property operations, excluding deferrals and property management (1)	$167.0	$164.0	1.9%

Occupied sites (6)	68,954	68,589

Core manufactured home site figures and occupancy averages:
Total sites	72,238	71,979
Occupied sites	68,867	68,486
Occupancy %	95.3%	95.1%
Monthly base rent per site	$717	$688

Core RV and marina base rental income:
Annual (7)	$49.2	$47.3	3.9%
Seasonal	15.0	22.6	(33.8)%
Transient	12.8	11.2	15.1%
Total RV and marina base rental income	$77.0	$81.1	(5.1)%

______________________
1.Excludes property management and the GAAP deferral of membership upgrades sales upfront payments and membership sales commissions, net.
2.Calculations prepared using actual results without rounding.
3.See Core manufactured home site figures and occupancy averages included below within this table.
4.See Core RV base rental income detail included below within this table.
5.Includes bad debt expense for the periods presented.
6.Occupied sites are presented as of the end of the period. Occupied sites have increased by 85 from 68,869 at December 31, 2020.
7.Core Annual marina base rental income represents approximately 10% and 9% of total Core Annual RV and marina base rental income and was $4.7 million and $4.4 million for the quarters ended March 31, 2021 and 2020, respectively. The Core marina portfolio has an occupancy of approximately 90% at the end of the first quarter of 2021.

1Q 2021 Supplemental Financial Information	10	Equity LifeStyle Properties, Inc.

Non-Core Income from Property Operations (1)

(In millions, unaudited)

Quarter Ended
March 31, 2021
MH base rental income	$0.9
Rental home income	—
RV and marina base rental income	6.6
Utility and other income	0.6
Property operating revenues	8.1

Property operating expenses (2)	4.8
Income from property operations, excluding deferrals and property management (1)	$3.3

______________________
1.Excludes property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net.
2.Includes bad debt expense for the periods presented.

1Q 2021 Supplemental Financial Information	11	Equity LifeStyle Properties, Inc.

Income from Rental Home Operations

(In millions, except occupied rentals, unaudited)

	Quarters Ended March 31,
	2021	2020
Manufactured homes:
Rental operations revenues (1)	$12.4	$11.7
Rental home operations expense	1.2	1.3
Income from rental home operations	11.2	10.4
Depreciation on rental homes (2)	2.6	2.8
Income from rental operations, net of depreciation	$8.6	$7.6

Occupied rentals: (3)
New	3,381	3,226
Used	524	687
Total occupied rental sites	3,905	3,913

	As of March 31, 2021		As of March 31, 2020
Cost basis in rental homes: (4)	Gross	Net of Depreciation	Gross	Net of Depreciation
New	$235.7	$194.3	$233.8	$201.2
Used	15.3	6.6	19.5	12.0
Total rental homes	$251.0	$200.9	$253.3	$213.2

______________________
1.For the quarters ended March 31, 2021 and 2020, approximately $8.1 million and $7.8 million, respectively, of the rental operations revenue is included in the MH base rental income in the Core Income from Property Operations on page 10. The remainder of the rental operations revenue is included in Rental home income for the quarters ended March 31, 2021 and 2020 in the Core Income from Property Operations on page 10.
2.Depreciation on rental homes in our Core portfolio is presented in Depreciation and amortization in the Consolidated Income Statements on page 5.
3.Occupied rentals as of the end of the period in our Core portfolio. Included in the quarters ended March 31, 2021 and 2020 were 295 and 286 homes rented through ECHO Financing LLC ("ECHO joint venture"), respectively. As of March 31, 2021 and 2020, the rental home investment associated with the ECHO joint venture totaled approximately $11.6 million and $11.1 million, respectively.
4.Includes both occupied and unoccupied rental homes in our Core portfolio. New home cost basis does not include the costs associated with our ECHO joint venture. As of March 31, 2021 and 2020, our investment in the ECHO joint venture was approximately $17.5 million and $17.0 million, respectively.

1Q 2021 Supplemental Financial Information	12	Equity LifeStyle Properties, Inc.

Total Sites and Home Sales

(In thousands, except sites and home sale volumes, unaudited)

Summary of Total Sites as of March 31, 2021
Sites (1)
MH sites	73,300
RV sites:
Annual	30,800
Seasonal (2)	10,700
Transient	15,400
Marina slips	6,800
Membership (3)	24,800
Joint Ventures (4)	3,600
Total (5)	165,500

Home Sales - Select Data
	Quarters Ended March 31,
	2021	2020
Total New Home Sales Volume (6)	192	155
New Home Sales Volume - ECHO joint venture	8	12
New Home Sales Gross Revenues (6)	$14,338	$9,382

Total Used Home Sales Volume	102	194
Used Home Sales Gross Revenues	$882	$1,927

Brokered Home Resales Volume	160	176
Brokered Home Resale Revenues, net	$273	$261

______________________
1.MH sites are generally leased on an annual basis to residents who own or lease factory-built homes, including manufactured homes. Annual RV and marina sites are leased on an annual basis to customers who generally have an RV, factory-built cottage, boat or other unit placed on the site, including those Northern properties that are open for the summer season. Seasonal RV and marina sites are leased to customers generally for one to six months. Transient RV and marina sites are leased to customers on a short-term basis.
2.Includes sites reserved but not used by seasonal customers due to travel restrictions.
3.Sites primarily utilized by approximately 117,100 members. Includes approximately 5,900 sites rented on an annual basis.
4.Joint ventures have approximately 2,900 annual Sites, 200 seasonal Sites, and 500 transient Sites.
5.Total does not foot due to rounding.
6.Total new home sales volume includes home sales from our ECHO joint venture. New home sales gross revenues does not include the revenues associated with the ECHO joint venture.

1Q 2021 Supplemental Financial Information	13	Equity LifeStyle Properties, Inc.

Memberships - Select Data

(Unaudited)

	2017	2018	2019	2020	Q1 2021 (1)
Member Count (2)	106,456	111,094	115,680	116,169	117,059
Thousand Trails Camping Pass (TTC) Origination	31,618	37,528	41,484	44,129	11,597
TTC Sales	14,128	17,194	19,267	20,587	5,261
RV Dealer TTC Activations	17,490	20,334	22,217	23,542	6,336
Number of annuals (3)	5,843	5,888	5,938	5,986	5,949
Number of upgrade sales (4)	2,514	2,500	2,919	3,373	1,367

(In thousands, unaudited)
Annual membership subscriptions	$45,798	$47,778	$51,015	$53,085	$13,654
RV base rental income from annuals	$16,841	$18,363	$19,634	$20,761	$5,339
RV base rental income from seasonals/transients	$18,231	$19,840	$20,181	$18,126	$3,148
Membership upgrade sales current period, gross	$14,130	$15,191	$19,111	$21,739	$10,014
Utility and other income	$2,254	$2,410	$2,422	$2,426	$358

______________________
1.Activity through March 31, 2021.
2.Members have entered into annual subscriptions with us that entitle them to use certain properties on a continuous basis for up to 21 days.
3.Members who rent a specific site for an entire year in connection with their membership subscriptions.
4.Existing members who have upgraded memberships are eligible for enhanced benefits, including but not limited to longer stays, the ability to make earlier reservations, potential discounts on rental units, and potential access to additional properties. Upgrades require a non-refundable upfront payment.

1Q 2021 Supplemental Financial Information	14	Equity LifeStyle Properties, Inc.

Market Capitalization

(In millions, except share and OP Unit data, unaudited)

Capital Structure as of March 31, 2021

	Total Common Shares/Units	% of Total Common Shares/Units	Total	% of Total	% of Total Market Capitalization

Secured Debt			$2,662	88.4%
Unsecured Debt			350	11.6%
Total Debt (1)			$3,012	100.0%	19.7%

Common Shares	182,308,380	94.6%
OP Units	10,470,634	5.4%
Total Common Shares and OP Units	192,779,014	100.0%
Common Stock price at March 31, 2021	$63.64
Fair Value of Common Shares and OP Units			$12,268	100.0%
Total Equity			$12,268	100.0%	80.3%

Total Market Capitalization			$15,280		100.0%

______________________
1.    Excludes deferred financing costs of approximately $28.7 million.

1Q 2021 Supplemental Financial Information	15	Equity LifeStyle Properties, Inc.

Debt Maturity Schedule

Debt Maturity Schedule as of March 31, 2021
(In thousands, unaudited)

Year	Secured Debt	Weighted Average Interest Rate	Unsecured Debt (1)	Weighted Average Interest Rate	Total Debt	% of Total Debt	Weighted Average Interest Rate
2021(1)	$—	—%	$300,000	1.84%	$300,000	10.13%	1.84%
2022	80,160	4.27%	—	—%	80,160	2.71%	4.27%
2023	98,723	4.99%	—	—%	98,723	3.33%	4.99%
2024	10,383	5.49%	—	—%	10,383	.35%	5.49%
2025	97,773	3.45%	—	—%	97,773	3.30%	3.45%
2026	—	—%	—	—%	—	—%	—%
2027	—	—%	—	—%	—	—%	—%
2028	215,844	4.19%	—	—%	215,844	7.29%	4.19%
2029	—	—%	—	—%	—	—%	—%
2030	275,385	2.69%	—	—%	275,385	9.30%	2.69%
Thereafter	1,883,592	3.63%	—	—%	1,883,592	63.59%	3.63%
Total	$2,661,860	3.37%	$300,000	1.84%	$2,961,860	100.0%	3.22%

Unsecured Line of Credit (2)	—		50,000		50,000

Note Premiums	583		—		583

Total Debt	2,662,443		350,000		3,012,443

Deferred Financing Costs	(27,800)		(881)		(28,681)

Total Debt, net	$2,634,643		$349,119		$2,983,762		3.66%	(3)

Average Years to Maturity	12.7		0.6		11.3

______________________
1.The unsecured debt balance represents the Loan, which matures in October 2021. In April 2021, we closed on an amended revolving line of credit with borrowing capacity of $500.0 million and a $300.0 million Term Loan maturing in 2026. We used the net proceeds from the Term Loan to repay the Loan.
2.Reflects outstanding balance on our existing line of credit as of March 31, 2021. Our existing line of credit matures in October 2021 and had an effective interest rate of 1.3% during the first quarter of 2021.
3.Reflects effective interest rate for the quarter ended March 31, 2021, including amortization of note premiums and deferred financing costs.

1Q 2021 Supplemental Financial Information	16	Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures Definitions and Reconciliations

FUNDS FROM OPERATIONS (FFO). We define FFO as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, depreciation and amortization related to real estate, impairment charges and adjustments to reflect our share of FFO of unconsolidated joint ventures. Adjustments for unconsolidated joint ventures are calculated to reflect FFO on the same basis. We compute FFO in accordance with our interpretation of standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive non-refundable upfront payments from membership upgrade contracts. In accordance with GAAP, the non-refundable upfront payments and related commissions are deferred and amortized over the estimated membership upgrade contract term. Although the NAREIT definition of FFO does not address the treatment of non-refundable upfront payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO.
We believe FFO, as defined by the Board of Governors of NAREIT, is generally a measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
NORMALIZED FUNDS FROM OPERATIONS (NORMALIZED FFO). We define Normalized FFO as FFO excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs, and other miscellaneous non-comparable items. Normalized FFO presented herein is not necessarily comparable to Normalized FFO presented by other real estate companies due to the fact that not all real estate companies use the same methodology for computing this amount.
FUNDS AVAILABLE FOR DISTRIBUTION (FAD). We define FAD as Normalized FFO less non-revenue producing capital expenditures.
We believe that FFO, Normalized FFO and FAD are helpful to investors as supplemental measures of the performance of an equity REIT. We believe that by excluding the effect of gains or losses from sales of properties, depreciation and amortization related to real estate and impairment charges, which are based on historical costs and may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. We further believe that Normalized FFO provides useful information to investors, analysts and our management because it allows them to compare our operating performance to the operating performance of other real estate companies and between periods on a consistent basis without having to account for differences not related to our operations. For example, we believe that excluding the early extinguishment of debt and other miscellaneous non-comparable items from FFO allows investors, analysts and our management to assess the sustainability of operating performance in future periods because these costs do not affect the future operations of the properties. In some cases, we provide information about identified non-cash components of FFO and Normalized FFO because it allows investors, analysts and our management to assess the impact of those items.
INCOME FROM PROPERTY OPERATIONS, EXCLUDING DEFERRALS AND PROPERTY MANAGEMENT. We define Income from property operations, excluding deferrals and property management as rental income, membership subscriptions and upgrade sales, utility and other income less property and rental home operating and maintenance expenses, real estate taxes, sales and marketing expenses, excluding property management and the GAAP deferral of membership upgrade sales upfront payments and membership sales commissions, net. For comparative purposes, we present bad debt expense within Property operating, maintenance and real estate taxes in the current and prior periods. We believe that this Non-GAAP financial measure is helpful to investors and analysts as a measure of the operating results of our properties.

1Q 2021 Supplemental Financial Information	17	Equity LifeStyle Properties, Inc.

The following table reconciles Net income available for Common Stockholders to Income from property operations:

	Quarters Ended March 31,
(amounts in thousands)	2021	2020
Net income available for Common Stockholders	$65,240	$66,875
Income allocated to non-controlling interests – Common OP Units	3,747	3,849
Equity in income of unconsolidated joint ventures	(868)	(207)
Income before equity in income of unconsolidated joint ventures	68,119	70,517
Loss on sale of real estate, net	59	—
Membership upgrade sales upfront payments, deferred, net	7,427	2,542
Gross revenues from home sales	(15,220)	(11,309)
Brokered resale and ancillary services revenues, net	(2,337)	(938)
Interest income	(1,767)	(1,807)
Income from other investments, net	(936)	(643)
Membership sales commissions, deferred, net	(1,499)	(216)
Property management	15,380	15,004
Depreciation and amortization	45,398	39,024
Cost of home sales	14,868	11,911
Home selling expenses	1,306	1,213
General and administrative	10,512	10,855
Other expenses	698	588
Early debt retirement	2,029	1,054
Interest and related amortization	26,275	26,073
Income from property operations, excluding deferrals and property management	170,312	163,868
Membership upgrade sales upfront payments, and membership sales commissions, deferred, net	(5,928)	(2,326)
Property management	(15,380)	(15,004)
Income from property operations	$149,004	$146,538
EARNINGS BEFORE INTEREST, TAX, DEPRECIATION AND AMORTIZATION FOR REAL ESTATE (EBITDAre) AND ADJUSTED EBITDAre. We define EBITDAre as net income or loss excluding interest income and expense, income taxes, depreciation and amortization, gains or losses from sales of properties, impairments charges, and adjustments to reflect our share of EBITDAre of unconsolidated joint ventures. We compute EBITDAre in accordance with our interpretation of the standards established by NAREIT, which may not be comparable to EBITDAre reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. We receive non-refundable upfront payments from membership upgrade contracts. In accordance with GAAP, the non-refundable upfront payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of EBITDAre does not address the treatment of non-refundable upfront payments, we believe that it is appropriate to adjust for the impact of the deferral activity in our calculation of EBITDAre.
We define Adjusted EBITDAre as EBITDAre excluding non-operating income and expense items, such as gains and losses from early debt extinguishment, including prepayment penalties and defeasance costs, and other miscellaneous non-comparable items.
We believe that EBITDAre and Adjusted EBITDAre may be useful to an investor in evaluating our operating performance and liquidity because the measures are widely used to measure the operating performance of an equity REIT.

1Q 2021 Supplemental Financial Information	18	Equity LifeStyle Properties, Inc.

The following table reconciles Consolidated net income to EBITDAre and Adjusted EBITDAre:

	Quarters Ended March 31,
(amounts in thousands)	2021	2020
Consolidated net income	$68,987	$70,724
Interest income	(1,767)	(1,807)
Membership upgrade sales upfront payments, deferred, net	7,427	2,542
Membership sales commissions, deferred, net	(1,499)	(216)
Real estate depreciation and amortization	45,398	39,024
Other depreciation and amortization	704	588
Interest and related amortization	26,275	26,073
Loss on sale of real estate, net	59	—
Adjustments to our share of EBITDAre of unconsolidated joint ventures	246	263
EBITDAre	145,830	137,191
Early debt retirement	2,029	1,054
Adjusted EBITDAre	$147,859	$138,245
CORE. The Core properties include properties we owned and operated during all of 2020 and 2021. We believe Core is a measure that is useful to investors for annual comparison as it removes the fluctuations associated with acquisitions, dispositions and significant transactions or unique situations.
NON-CORE. The Non-Core properties include properties that were not owned and operated during all of 2020 and 2021. This includes, but is not limited to, one MH community, seven RV communities and one marina acquired during 2020 and one RV community and eleven marinas acquired during 2021.
INCOME FROM RENTAL OPERATIONS, NET OF DEPRECIATION. We use Income from rental operations, net of depreciation as an alternative measure to evaluate the operating results of our home rental program. Income from rental operations, net of depreciation, represents income from rental operations less depreciation expense on rental homes. We believe this measure is meaningful for investors as it provides a complete picture of the home rental program operating results, including the impact of depreciation, which affects our home rental program investment decisions.
NON-REVENUE PRODUCING IMPROVEMENTS. Represents capital expenditures that do not directly result in increased revenue or expense savings and are primarily comprised of common area improvements, furniture and mechanical improvements.
FIXED CHARGES. Fixed charges consist of interest expense, amortization of note premiums and debt issuance costs.

1Q 2021 Supplemental Financial Information	19	Equity LifeStyle Properties, Inc.